Exhibit 10.23

280 Park Avenue, 4th floor

New York City, NY 10017

Office: +1 (212) 886 1600

teneo.com

PRESTO AUTOMATION INC.

Krishna Gupta & Board of Directors

985 Industrial Road

San Carlos, CA 94070

kkg@remusgroup.com et al

VIA EMAIL TO PRESTO BOARD OF DIRECTORS

February 19, 2024

RE: INTERIM CHIEF EXECUTIVE OFFICER SERVICES RELATING
TO PRESTO AUTOMATION INC.

Dear Sirs/Mesdames:

Teneo Capital LLC, a Delaware limited liability company (“Teneo” or “we”), is pleased to provide Chief Executive Officer services to PRESTO AUTOMATION INC. (collectively, the “Client,” the “Company,” or “you”). This letter (this “Agreement”) sets forth the terms of our engagement (the “Engagement”), pursuant to which Teneo is being retained by the Company to provide the services of Mr. Guillaume (Gee) Lefevre (the “INTERIM CEO”), or such other Teneo personnel to assist the INTERIM CEO in performing his duties.

1.	Term of the Engagement

The Engagement shall commence as of the date of this Agreement (the “Effective Date”) and shall continue until (a) terminated by Teneo or the Company on 5 (five) days’ notice, or (b) until a month following the last substantive work provided hereunder (the “Engagement Period”).

2.	Scope of Services

The precise duties of the INTERIM CEO will be agreed upon between you and the INTERIM CEO although an initial scope of work is set forth below. However, under your management and direction, the INTERIM CEO’s duties will include working alongside the Board of the Company (“the Board”), in an advisory capacity, in assisting the Board and management team to navigate the current business situation.

Teneo shall provide the following services (the “Services”) as may be appropriate in this matter:

•	Review and analyze the Company’s business, operations, assets, financial condition, business plan, strategy, and operating forecasts;

PRIVATE & CONFIDENTIAL

Teneo Capital LLC

•	Support the Board in raising additional capital for the ongoing operation and growth of the Company through capital market processes and other means;
•	Ensure the continued development and deployment of the Company’s Voice product;
•	Execute any agreed cost reduction activities, including potential workforce reductions and vendor re-assessments;
•	Assist in negotiations with, and responding to inquiries from, various stakeholders, including creditors and other parties, as necessary;
•

Assist the Company in developing, evaluating, structuring, and negotiating the terms and conditions of a restructuring, plan of reorganization, or sale transaction, including a liquidation analysis and estimation of creditor recoveries; and

•	Any other duties assigned by the Board.

The INTERIM CEO, specifically, shall provide the following services:

•

Oversee and direct the operation of the Company, including being designated as an authorized signatory except any document and agreement imposing obligations on the Company exceeding $25,000 requires prior written approval from the Board; and

•

Manage the working group of professionals who are assisting the Company in the reorganization process to improve coordination of their effort and work product to be consistent with the Company’s overall goals.

The INTERIM CEO shall report directly to the Board and consult with and obtain input from the Company’s senior management team.

3.	Compensation

3.1.	Monthly Fixed Fee

In connection with providing the Services hereunder, Teneo shall be entitled to a monthly fixed fee (“Monthly Fixed Fee”) of $85,000 per month. The Monthly Fixed Fee shall be due and payable prior to the beginning of any calendar month that the Monthly Fixed Fee is to cover and shall be deemed earned in its entirety when due.

3.2.	Incentive Compensation

If, by June 30, 2024, the Company has not filed under one of the chapters of title 11 of the United States Code (the Bankruptcy Code), Teneo shall be due an additional incentive compensation (the “Contingent Performance Payment”). The Contingent Performance Payment will be equal to $80,000 per month (pro-rata for any partial month).

3.3.	Expenses

At all times during the Engagement Period, Teneo shall be entitled to full reimbursement for its reasonable out-of-pocket expenses. Out-of-pocket expenses shall include all documented travel expenses, meals, computer and database research charges, messenger services, and reasonable fees and expenses. Expenses shall not exceed 15% of the Monthly Fixed Fee, on a monthly basis, and Teneo shall charge Expenses in accordance with this provision.

3.4.	Submission of Invoices

Teneo shall submit invoices for Compensation on a monthly basis. Except as otherwise set forth herein, payment shall be due within ten (3) business days of invoicing for fees and expenses incurred.

If Teneo does not timely receive any payment due under this Agreement, it may, at its election, immediately suspend services or terminate this Agreement and have no further obligations hereunder except those that survive termination. Teneo’s failure to exercise such remedy (or any other remedy) at any time does not constitute a waiver of its right to do so at any future time. In the event of termination based upon failure to pay or other breach of contract by the Company, Teneo shall remain entitled to receive any unpaid earned compensation and reimbursement for incurred fees.

4.	Standard Terms of Business

Subject to any order of the Bankruptcy Court or any contrary terms of the Bankruptcy Code or the Federal Rules of Bankruptcy Procedure, the standard terms of business (the “Terms of Business”) attached to this Agreement are incorporated herein. Where the terms and conditions of this Agreement and the Terms of Business differ, this Agreement shall control.

5.	Replacement of the INTERIM CEO

In the event Mr. Gee Lefevre no longer serves as the INTERIM CEO for any reason, including death, disability, termination, or resignation (“INTERIM CEO Termination”), Teneo shall be entitled to payment of any earned but unpaid fees and reimbursement of any incurred expenses until the date of the INTERIM CEO Termination.

6.	Bankruptcy Filing

In the event that the Company is or becomes a debtor under title 11 of the United States Code (the “Bankruptcy Code”), the Company shall use its reasonable best efforts to promptly apply to the bankruptcy court having jurisdiction over the relevant case(s) (the “Bankruptcy Court”) for the approval, pursuant to sections 363(b) and 105(a) of the Bankruptcy Code, of this Agreement. The Company shall supply Teneo with a draft of such application and any proposed order authorizing Teneo’s retention sufficiently in advance of the filing of such application and proposed order to enable Teneo to review and comment, and the application and proposed order shall be in a form acceptable to Teneo. Teneo shall have no obligation to provide any services under this Agreement in the event that the Company becomes a debtor under the Bankruptcy Code unless Teneo’s retention under the terms of this Agreement is approved by a final order of the Bankruptcy Court and which order is reasonably acceptable to Teneo. If allowed under applicable law, prior to the Company commencing a case under the Bankruptcy Code, the Company shall pay all due and owing Compensation to Teneo.

The Company shall use its best efforts to provide for the payment in full, in cash, of all Compensation in any plan submitted to the Bankruptcy Court for confirmation. Teneo recognizes, however, the Company’s ability to make such payments may be subject to approval and entry of an order by the Bankruptcy Court. If a restructuring is consummated pursuant to a bankruptcy plan, all Compensation payable to Teneo shall be deemed earned and payable in full upon the effective date of the plan.

7.	Insurance

The Company shall specifically include and cover the INTERIM CEO under the Company’s policy for directors’ and officers’ (“D&O”) insurance. The Company represents and warrants that it has up to $20 million in customary D&O insurance, which is currently in effect and accurately described in the binding documents provided to Teneo. Additionally, the Company shall procure and maintain, during the entirety of the Engagement Period, a dedicated directors’ and officers’ insurance policy providing extended run-off coverage for a period of six (6) years following expiration of the Engagement Period, for the Company’s obligation to indemnify the INTERIM CEO (the “Run-Off Insurance”). The Run-Off Insurance shall be for an aggregate coverage amount of $10 million. The Company shall take all commercially reasonable steps to maintain such D&O coverages, or substantially similar insurances, without lapse or material diminution in available coverage during the entirety of the Engagement Period. In the event of such lapse or material diminution, Teneo may (a) terminate the Engagement immediately and without liability for such termination, or

(b) purchase a separate D&O policy, acceptable to Teneo, in its reasonable discretion, that will cover the INTERIM CEO and the cost of which shall be paid by the Company directly or invoiced as an out-of-pocket expense, at Teneo’s election. If Teneo cannot reasonably obtain such D&O insurance, then Teneo reserves the right to terminate this Agreement without any liability for such termination. The obligations of the parties as set forth herein shall survive the termination of the Engagement.

8.	Counterparts and Electronic Signatures

This Agreement may be executed in multiple counterparts, each of which shall be deemed an original agreement and all of which shall constitute one and the same instrument. The counterparts of this Agreement may be executed and delivered by facsimile or other electronic signature (including portable document format) by any of the parties, and the receiving party(ies) may rely on the receipt of such document so executed and delivered by facsimile or electronically as if the original had been received.

9.	Notices

All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered or delivered by same-day courier; (b) on the third business day after mailing by registered or certified mail; (c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx, UPS); or (d) when sent via email or facsimile and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated facsimile or email confirmation of delivery or read receipt shall not constitute such confirmation; and, in any case addressed to the addresses set forth below, which may be updated by the parties to this Engagement in writing from time to time.

Mr. Guillaume (Gee) Lefevre

Teneo Capital LLC

280 Park Avenue, 4th Floor

New York, NY 10017

Gee.lefevre@teneo.com

10.	Agreement to Terms

Please confirm your written acceptance of this Agreement by signing and returning the attached copy.

Yours faithfully

Guillaume (Gee) Lefevre

Senior Managing Director

/s/ Guillaume Lefevre

20th February 2024

I accept the terms of this Agreement on behalf of PRESTO AUTOMATION INC.

Signed	/s/ Krishna Gupta
Name	Krishna Gupta
Date	20 February 2024 | 11:02:48 AM PST

Teneo Capital LLC Terms of Business

Definitions

“Affiliate” means any entity controlled by, controlling, or under common control with, the relevant party. “Agreement” means the EL, including these ToB.

“Bankruptcy Code” means title 11 of the United States Code, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“Bankruptcy Court” means the United States Bankruptcy Court having jurisdiction over the Chapter 11 Case(s).

“Chapter 11 Case(s)” means either (a) the case(s), if any, commenced under chapter 11 of the Bankruptcy Code by you; or (b) the case(s) in which you, as the creditor or other party-in-interest, have retained or will retain Teneo.

“Claims” means all liabilities, losses, damages, expenses, fines, penalties, costs, claims, causes of actions, investigations, inquiries, subpoenas, or other proceedings (including reasonably incurred legal costs; vendor costs for recovering, searching, hosting, and producing electronically stored data in defending any such claim; and any amounts paid by us for responding to any investigation, subpoena, discovery demands, or other proceeding) related to or arising in any manner out of any activities performed or services furnished pursuant to this Agreement.

“Client,” “you,” or “your” means, or refers to, the recipient(s) of the Services signing the EL.

“Client Materials” means all information relating to your business and the operation, strategies, products, and finances of your company that you provide us during the term of the EL for the provision of the Services.

“Compensation” means our fees and expenses plus applicable taxes in respect to the Services.

“Damages” means all losses, damages, liabilities, costs, and expenses arising from, or in any way in connection with, this Agreement.

“Deliverable(s)” means all written advice or other tangible product of the Services that is provided by Teneo to you and/or any items as specified in the EL as a “Deliverable.”

“Developed Material(s)” means the output of our Services prepared jointly by a combination of our personnel working jointly with your own personnel and where you remain solely responsible for all of the decisions, assessments, conclusions, and judgments underlying them and is not Teneo branded, as specified in the EL as a “Developed Material.”

“Effective Date” means the date stated in the EL as the date on which this Agreement commences.

“EL” means the engagement letter (and, as applicable, its appendices, schedules. or exhibits) accompanying these ToB.

“Intellectual Property Rights” means all past, present, and future legal and/or equitable interests and rights in all intellectual property and other proprietary rights of any kind whether registered or unregistered and existing now or in the future, including trademarks, service marks, inventions, patents, copyrights, trade secrets, and all goodwill associated with any of the foregoing and rights in, or relating to, applications, registrations, renewals, extensions, combinations, divisions, and reissues of any of the foregoing and any right or form of protection of equivalent or similar nature or effect to any of them that may subsist anywhere in the world.

“Pre-Existing Works” means all Intellectual Property Rights in any materials (including any software) that is created by, owned by, or licensed to us prior to the Effective Date, whether recorded in a documentary form or stored on any storage device, or subsequently amended during or following the termination of the EL and any subsequent modifications to the same.

“Services” means the services described in the EL as the “Services,” including the provision of Deliverables.

“Subcontractors” means third parties appointed by Teneo to support the provision of the Services. “Teneo,” “we,” “us,” or “our” means, or refers to, the Teneo Party signing the EL.

“Teneo Party(ies)” means Teneo, any member of the Teneo Holdings LLC network of firms and their holding companies, subsidiaries, Affiliates, and Subcontractors and, in each case, their respective partners, principals, officers, directors, and personnel.

“Teneo Technologies” means all content, publications, thought pieces, materials, software, system interfaces, templates, methodologies, tools, processes, and technologies, including cloud-based technologies and algorithms owned by, licensed to, or developed by any Teneo Party and used by Teneo and its Subcontractors in performing the Services or its other obligations that are not an output of the Services and are licensed to you under separate license terms.

“ToB” means these terms of business.

Interpretation

a)	Article, section, and clause headings contained in this Agreement are for convenience of reference only and shall not affect the interpretations of this Agreement.
b)	Words in the singular, where the context so permits, shall be deemed to include the plural and vice versa.
c)

Unless expressly stated otherwise, all reference to a specific statute or statutory provision includes that statute as in force from time to time; any modification, amendment, or re- enactment of that statute; and any statute that may be enacted in substitution of that statute.

d)

Any words following the terms “including,” “include,” or any similar expression shall be construed as illustrative and shall not limit the sense of the word, description, definition, phrase, or term preceding those terms.

1	Agreement
1.1	This Agreement shall become effective on the earlier of the Effective Date and the date on which the EL has been signed.
1.2	In the event of any conflict between these ToB and the EL, the EL shall prevail unless it is stated otherwise.

2	Your Responsibilities
2.1

You agree to provide all information and materials in your possession that are reasonably required to enable us to provide the Services (including if it has previously been provided to the Teneo Parties under a different arrangement or is publicly available information). You agree that all information disclosed or to be disclosed to us is or will be true, accurate, and not misleading. You shall promptly inform us upon the discovery of any information that subsequently becomes untrue or inaccurate. To ensure that we are able to carry out the Services, you shall keep us informed of any of the Client’s strategy and developments that are relevant to the provision of the Services. Should you not disclose any such relevant information or developments, you accept that this might, without any fault or responsibility on our part, prevent us from providing the Services. The same shall apply should you decide to publish any document affecting a transaction or the performance of Services without prior notification to us. You confirm that you have and will maintain all necessary consents and authorizations which enable us to provide the Services to you and that you comply with all relevant laws and regulations where required.

2.2

You shall ensure that your employees are available to provide such assistance as we reasonably require and that we are given such access to senior management, as well as any members of your staff specified in the EL who are necessary to enable us to provide the Services. You will be responsible for ensuring that your employees have the appropriate skills and experience to provide us with such assistance.

2.3

You shall manage all aspects of your business and make management decisions relating to your business. Where you are using third parties to provide information or support to a project, including where you are employing other suppliers whose work may affect our ability to provide the Services, you will ensure that you have appropriate agreements in place with those third parties to enable us to provide the Services under the terms of this Agreement and ensuring that such third parties work collaboratively with us. Unless otherwise agreed in writing, we will not be responsible for the management of those third parties and the quality of their input and work.

3	Confidentiality
3.1

Where any party hereto has, or comes into possession of, information about the other(s) that is by its nature confidential, or is designated as such by the disclosing party (whether in writing or orally) (“Confidential Information”), including this Agreement, we each undertake for the term of this engagement and a three-year period thereafter to (i) keep it confidential; (ii) use it only in connection with providing and receiving the Services, and (iii) not to disclose it to any other person without the disclosing party’s prior written consent. These undertakings will not apply to any Confidential Information that the receiving party can demonstrate (a) was previously known to it without any obligation of confidentiality; (b) has been independently developed by it without access to or use of the disclosing party’s Confidential Information; (c) was acquired by it from a third party which was not, to the receiving party’s knowledge, under an obligation to the disclosing party not to disclose such information; (d) was or has become publicly available through no fault of the receiving party; or (e) is subsequently disclosed by the disclosing party to a third party without restriction.

3.2

We and you each will be entitled to disclose Confidential Information to our legal advisors and insurers and to comply with any applicable legal, statutory, professional, or regulatory requirement. We may share your Confidential Information with (i) any Teneo Party we use to provide the Services; and (ii) any of our suppliers involved in providing infrastructure and other support services as part of our business, in each case on a confidential basis only.

3.3

Nothing in this Agreement will prevent or restrict any Teneo Party from using or sharing, for any purpose, any knowledge, experience, and skills used in, gained, or arising from performing the Services, subject to the obligations of confidentiality set forth herein.

3.4

This Section 3.4 is subject to Teneo (i) complying with applicable professional standards regarding conflicts of interest, and (ii) maintaining the confidentiality of your Confidential Information in accordance with Section 3.1. You acknowledge that other clients or third parties who (a) are interested in, or are participating in, a project in relation to the same or similar subject matter as the Services; or (b) may have interests that compete and/or conflict with your interests, may have received, or may receive, other services related to that project from Teneo and/or another Teneo Party (where necessary, through separate engagement teams). We will not disclose to you nor use for your benefit any confidential information that such other teams from Teneo or another Teneo Party have obtained while providing services to other clients or third parties in relation to such project. You agree not to bring any claim against Teneo or another Teneo Party arising out of, or connected with, our or their provision of services to other clients or third parties or the non-disclosure to you of their confidential information as permitted by this Section 3.4.

4	Intentionally Omitted

5	Liability
5.1

Teneo warrants that it will perform the Services with reasonable skill and care. Except as specifically provided in this Agreement, no Teneo Party shall have any liability, regardless of the form of action, whether in contract or tort, or whether direct or indirect, except to the extent that any such liability for Claims is found in a non-appealable final judgment by a court of competent jurisdiction to have resulted primarily and directly from such Teneo Party’s gross negligence or willful misconduct. In no event will any Teneo Party have any liability to you for special, consequential, incidental, or exemplary damages or loss (nor any lost profits, savings, or business opportunity).

5.2

Nothing in this Agreement shall exclude or limit our liability for (i) fraud or fraudulent misrepresentation; (ii) gross negligence or willful misconduct; or (iii) any other liability that may not be excluded or limited by law.

5.3

Where Teneo has agreed in this Agreement that there is more than one beneficiary of the Services, the limitation on our total liability in this Agreement will apply to all such beneficiaries in the aggregate and shall be apportioned amongst them. You will procure that no such beneficiary will dispute or challenge the validity, operation, or enforceability of this section on the grounds that no such apportionment has been so agreed or on the grounds that the agreed share of the limitation amount so apportioned to any beneficiary is unreasonably low.

5.4

Any liability which we may have to you for Damages shall (so far as is permitted by law) be limited to such an amount as is determined to be just and equitable, taking into account the extent of responsibility for such Damages of us, you, and any person other than us who is jointly or severally liable to you for all or part of the same Damages, provided always that our liability to you shall not exceed in aggregate the amount set out in this Agreement. Any limitation, exclusion, or restriction on the liability of any such other person, whether arising under statute or contract or resulting from death, bankruptcy or insolvency, or any settlement of such liability agreed with you, shall not be taken account of for the purposes of determining the extent of our liability to you.

5.5

Except for the warranties, representations, conditions, and obligations expressly set out in this Agreement, Teneo disclaims all warranties, representations, conditions, and obligations, either express or implied, including warranties of satisfactory quality and fitness for a particular purpose. You agree that, in entering into this Agreement, you did not rely on any representations (whether written or oral) of any kind or of any person other than those expressly set out in this Agreement and we shall have no liability otherwise than pursuant to the express terms of this Agreement.

5.6

Any ancillary comments from us which arise during delivery of the Services are provided solely for the purpose of the Services to you and, without our prior written consent, may not be used for any other purpose, or disclosed to any person other than your other advisors (who may not rely on such advice). You will not refer to us, or any comments which we provide during the delivery of the Services, in any public document or communication without our prior written consent, which will only be given on the basis that we will not be responsible for any such public document or communication.

6	Indemnification
6.1

You and Metropolitan Partners Group (“Lender”) shall indemnify, defend and hold harmless the Teneo Parties from and against all Claims to which any of the Teneo Parties may become subject related to or arising in any manner out of any activities performed or services furnished pursuant to this Agreement, any matter contemplated thereby, or a Teneo Party’s role in connection therewith, including prior to the date hereof (the “Indemnified Activities”), except to the extent a court of competent jurisdiction shall have determined by final non-appealable judgment that such Liabilities resulted directly from the gross negligence or willful misconduct of Teneo in performing the services that are the subject of this Agreement.

6.2

You and Lender shall promptly reimburse the Teneo Parties for all costs and expenses (including fees, costs, and expenses of legal counsel), as incurred, in connection with (i) the investigation of; preparation for; response to; serving as a witness in respect of; or defending, pursuing, settling, or otherwise becoming involved in any pending or threatened investigative, administrative, judicial, regulatory, or other claim, action, or proceeding or any arbitration or investigation in any jurisdiction related to or arising in any manner out of any Indemnified Activities, whether in connection with pending or threatened litigation to which any Teneo Party is, or is threatened to be, a party (collectively, “Proceedings”); and (ii) enforcing a Teneo Party’s rights under this Agreement.

6.3

We shall notify you and Lender after we become aware that a Proceeding has been commenced by way of service with a summons or other legal process giving information as to the nature and basis of the claim against a Teneo Party in respect of which indemnity may be sought hereunder. In any event, our failure to notify you or Lender shall not relieve you or Lender from any lability that you or Lender may have on account of this indemnity or otherwise except to the extent you or Lender could not otherwise have been aware of such Proceeding and you or Lender have been materially prejudiced with respect to the Proceeding by such failure.

6.4

Neither you nor Lender shall (a) settle, compromise, consent to the entry of a judgment in, or otherwise seek to terminate any pending or threatened Proceeding in respect of which indemnity may be sought hereunder, whether any Teneo Party is an actual or potential party to such Proceeding; or (b) participate in, or facilitate, any such settlement, compromise, consent, or termination, including on behalf of your board of directors (or a committee thereof), in each case without Teneo’s prior written consent unless such settlement, compromise, consent, or termination includes an unconditional release of each Teneo Party from all actual or potential Claims relating to the Indemnified Activities (such release to be set forth in an instrument signed by all parties to such settlement, compromise, consent, or termination) and does not include a statement as to or an admission of fault, culpability, or a failure to act, by or on behalf of any Teneo Party.

6.5

You and Lender shall be jointly and severally liable for any indemnification obligations arising under this Section 6. It is understood and agreed that the Lender shall not be considered a party to this Agreement for any other purpose, and its rights and obligations under this Agreement shall be limited to this Section 6. Each of the parties hereto acknowledges that this Section 6 will survive any expiration or early termination of this Agreement.

7	Payment
7.1

Unless otherwise specified in the EL, we shall submit invoices for Compensation on a monthly basis and issue a final invoice to you on completion of the Services. You shall pay all invoices within thirty (30) days of the date of the applicable invoice (“Due Date”). Teneo shall have the right to suspend or terminate the provision of Services or any part thereof if payment is not received by the Due Date. If you dispute an invoice, you shall notify us within seven (7) days of its receipt and pay the undisputed portion of that invoice by the Due Date. You shall reimburse us for all reasonable expenses incurred in performing the Services (including all reasonable travel, meal, lodging, and mileage expenses) which will be invoiced as part of the Compensation. Termination of this Agreement, for any reason, shall not affect Teneo’s right to receive Compensation incurred up to, and as of, the date of termination of this Agreement.

8	Data Protection
8.1

In connection with the delivery of, and invoicing for, the Services, Teneo may collect and utilize certain personal data of, or concerning, representatives of the Client. For information concerning the handling of personal data by Teneo, see Teneo’s Privacy Policy at www.teneo.com.

9	Survival
9.1

The provisions of this Agreement, which expressly or by implication are intended to survive its termination, will survive and continue to bind both of us, including Sections 3 (Confidentiality), 5 (Liability), 6 (Indemnification), 7 (Payment), and 10 (Miscellaneous).

10	Miscellaneous
10.1

Dispute Resolution. Except to the extent that any dispute between you and Teneo must be brought before a Bankruptcy Court pursuant to the Bankruptcy Code, such dispute, whether relating to this Agreement or the relationship among the parties and whether involving alleged claims in contract, tort, or otherwise, will be submitted to final, binding arbitration, in accordance with the Federal Arbitration Act, in Dover County, Delaware before JAMS or if JAMS is unable to arbitrate, before the American Arbitration Association or if the American Arbitration Association is also unable to arbitrate, another nationally recognized arbitration tribunal mutually agreed to by the parties to the dispute. The arbitration shall be conducted before a single arbitrator, unless the parties otherwise agree in writing, in accordance with the then-existing most streamlined available rules of the selected arbitral forum. The arbitrator may award the prevailing party, as determined by the arbitrator, the prevailing party’s reasonable expenses, including attorneys’ fees and expenses and arbitration costs and the fees and costs of the arbitrator and the tribunal. In no event shall the arbitrator award punitive damages. No party hereto may bring any action or proceeding arising under or otherwise concerning the EL or the related relationship between the parties more than one year after the termination of the EL, except that Teneo may bring an action or proceeding for non-payment up until one year after the date the last payment is due to it.

10.2

Jury Trial Waiver. The parties hereto have agreed to the dispute resolution provision set forth herein and, therefore, it is the parties’ intention that disputes will not be heard in a court of law. Nothing herein, however, is intended or should be construed to preclude any party from seeking in a court of competent jurisdiction emergency or preliminary injunctive relief or relief in aid of or to compel arbitration. If any dispute relating to this Agreement should become subject to a proceeding before any court, THE PARTIES EXPRESSLY, IRREVOCABLY, AND UNCONDITIONALLY AGREE TO WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR THE SERVICES PROVIDED HEREUNDER. The parties’ agreement in this regard is an integral part of the consideration received by Teneo, and Teneo would not consent to perform services or enter into the Agreement without such agreement.

10.3

Force Majeure. Other than a party’s obligation to provide Compensation set out in the EL, neither party will be liable for any delays or failures in performance or breach of contract due to events, causes, or circumstances beyond the reasonable control of either party.

10.4

Notices. All notices required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given and received (a) when personally delivered or delivered by same-day courier; (b) on the third business day after mailing by registered or certified mail;

(c) upon delivery when sent by prepaid overnight express delivery service (e.g., FedEx and UPS); or (d) when sent via email or facsimile and upon the receipt by the sending party of written confirmation by the receiving party; provided, however, that an automated facsimile or email confirmation of delivery or read receipt shall not constitute such confirmation; and, in any case, addressed to the appropriate party at the address set forth in the EL, or to any other address as the parties may have set during the period of this Agreement.

10.5

Subcontracting. We may subcontract the provision of the Services, or any part, to any person including any Teneo Party, but this will not affect Teneo’s responsibility for the Services. You agree not to bring any claim (whether in contract, tort, breach of statutory duty, or otherwise) against any Teneo Party except Teneo in respect of loss or damage suffered by you arising out of, or in connection with, this Agreement or the Services. The Teneo Parties are intended third- party beneficiaries of this section and may enforce such terms for their protection.

10.6

Nominated Subcontractor. Where you require us to contract the services of a specific subcontractor selected by you, you will accept responsibility and liability for the work to be performed by such subcontractor. Our agreement to program and integrate the work to be performed by such subcontractor for the purposes of this Agreement is provided on the following basis: (i) we will not be responsible or liable to you or to any other person for the work performed by such subcontractor or for any acts, omissions, defaults, and neglects of such subcontractor;

(ii) we shall not review any of the work provided by your nominated subcontractor unless we specifically agree to it in writing; (iii) it is your responsibility to inform yourself of the work performed by, and the advice given by, your other advisors; and (iv) you will be responsible and liable for, and will indemnify us against and from, any liability that we may incur to any person and against all Claims made against, suffered, or incurred by us, directly or indirectly, as a result of or in connection with the work performed by any such subcontractor.

10.7

Non-Solicitation. You shall not, except with our prior written consent, either during the term of the EL or within twelve (12) months following termination of this Agreement, directly or indirectly, solicit or entice away (or attempt to solicit or entice away) from our employment any person employed or engaged by us or otherwise connected directly or indirectly with this Agreement in the delivery of the Services other than by means of any general advertisements for employees, so long as such general advertisements are not directed to our employees. If you commit any breach of this section, unless otherwise agreed, you shall, on demand, pay to us a sum sufficient to fully compensate us for any injury suffered by us by reason of your breach of this section, in no event less than a sum equal to one year’s basic salary or the annual fee that was payable by us to that employee, worker, or independent contractor plus the recruitment costs incurred by us in replacing such person.

10.8	Assignment. You shall not transfer, assign, novate, charge, or otherwise seek to deal in any way with any of your rights or obligations under this Agreement without our prior written consent.

We shall not transfer, assign, novate, charge, or otherwise seek to deal in any of our rights or obligations under this Agreement without your prior written consent; we may assign our rights and obligations under this Agreement to one or more of our Affiliates upon written notice to you, provided that such assignment shall not materially alter the Services provided.

10.9

No Third-Party Beneficiaries. Teneo has been retained only by you. Unless otherwise expressly agreed in a writing signed by all parties hereto, no one other than you is authorized to rely upon the engagement of Teneo or any statements, advice, opinions, or conduct by Teneo. Except as set forth expressly herein, the parties understand and agree that there are no third- party beneficiaries of this Agreement, including partners, lenders, investors, trustees, beneficiaries, insureds, or Affiliates of the reorganized debtor, creditor committee, or any other entity. Accordingly, none of the aforementioned entities in this section shall have any right to pursue or enforce any right or remedy hereunder; to assert a Claim against Teneo; or to assert reliance in any manner on Teneo, this Agreement, or work performed hereunder.

10.10

Waiver. No failure or delay by any party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy, unless agreed in writing to be a waiver. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy unless agreed in writing to be a waiver.

10.11	Amendment. No changes to this Agreement shall be effective unless agreed in writing and signed by both parties. This Agreement can be varied or terminated without any third party’s consent.
10.12

Entire Agreement. This Agreement (i) supersedes and relieves the parties from any liability which might otherwise arise in respect of any previous agreement, understanding, statement, or representation between the parties in relation to the matters dealt with in this Agreement and represents the entire Agreement between the parties on these matters; and (ii) is in full substitution and replacement for any standard terms issued by you which might otherwise be applicable. The parties and each of them acknowledge and agree that this Agreement has not been entered into in reliance on any pre-contractual statement and representations provided always that this section shall not exclude or limit any liability or any right which any party may have in respect of pre-contractual statement or representations made or given fraudulently or dishonestly or in circumstances where there has been willful concealment.

10.13

Authority to Sign. By signing this Agreement, you expressly represent and warrant that you have full and complete authority to accept these ToB, to bind the Client to every term of this Agreement, and to authorize us to provide you the Services under this Agreement.

10.14

Severance. If any provision of this Agreement, or part of any provision, is found by any court or other authority of competent jurisdiction to be invalid, illegal, or unenforceable, such provision or part-provision shall, to the extent required, be deemed modified to the minimum extent necessary to make it valid, legal, and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to, or deletion of, a provision or part- provision under this section shall not affect the validity and enforceability of the rest of this Agreement.

10.15

Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without regard to the provisions, policies, or principles thereof relating to choice or conflicts of law. To the extent applicable, each of the parties hereto agrees to submit any claim or dispute arising out of or related to this Agreement to the Bankruptcy Court. If the Bankruptcy Court declines to assert jurisdiction over such proceedings, then such proceedings shall be heard and determined in any state or federal court of competent jurisdiction sitting in Delaware, to whose jurisdiction each of the parties hereto hereby irrevocably submits. To the extent applicable, nothing in this section shall pertain to, or affect, the authority of the Bankruptcy Court to consider and rule upon Teneo’s applications for interim or final compensation pursuant to this Agreement.